UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities

Exchange Act of 1934

Date of Report (Date of earliest event reported): March 19, 2004

 MMI PRODUCTS, INC.

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE	333-29141	74-1622891
(State or Other Jurisdiction of Incorporation or Organization)	(Commission file number)	(I.R.S. Employer Identification No.)

515 West Greens Road, Suite 710

Houston, Texas 77067

(Address of Principal Executive Offices)

(281) 876-0080

(Registrant's telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Item 7. Financial Statements and Exhibits.

    Exhibits.

Exhibit 99.1 News Release issued by MMI Products, Inc. on March 19, 2004 titled "MMI PRODUCTS, INC. REPORTS FOURTH QUARTER AND FISCAL YEAR 2003 RESULTS."

Item 9. Regulation FD Disclosure.

On March 19, 2004, MMI Products, Inc. issued a news release regarding the financial results for the fourth quarter and fiscal year ended January 03, 2004 . The full text of the news release is attached hereto as Exhibit 99.1

In discussing this news release during a conference call on March 22, 2004 with bond market analysts, and holders and potential holders of the Company's senior subordinated notes, the following information was disclosed:

Capital expenditures for the fiscal year 2003 were $6.2 million. This does not include the $9 million of machinery and equipment put into service under capital lease obligations. The 2004 capital expenditures plan is estimated at $9 to $11 million.

Capital lease obligations were approximately $9.4 million at January 3, 2004.

The cash balance at January 3, 2004 was $3.5 million.

MMI currently has, under its $115 million revolving credit facility, a computed borrowing base of approximately $100 million. On January 3, 2004, the credit facility balance was $65.8 million and has not been appreciably different during the first quarter of 2004. Excess availability under the credit facility at January 3, 2004 was $26.9 million and has been approximately $20 million for most days during the first quarter of 2004. The cost inflation that is occurring for the steel component of inventory, which will in turn convert into higher accounts receivable amounts as MMI increases its prices, will require an increase in the credit line. Any increase will be mitigated by decreases in the Days Sales Outstanding (DSO) statistic, increases in inventory turns, and/or increases in the level of accounts payable. Implementation of more aggressive policies to reduce DSO's is underway. In addition, discussions have begun with senior lenders to address the need for an increased credit line. It is currently estimated that a $35 million increase may be needed.

In 2003, overall steel costs were approximately 8% higher than in 2002 and represented approximately 24% of cost of sales. Our steel costs in March 2004 are approximately 20% higher that they were in February 2004. MMI has responded to these forces with aggressive and frequent price increases.

Merchants Metals Holding Company, MMI's parent company, owed approximately $60.8 million at January 03, 2004 under its subordinated debt agreement.

Statements made in this Current Report on Form 8-K and news release that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions ("Factors") which are difficult to predict. Some of the Factors that could cause actual results to differ materially from those expressed in the forward-looking statements include, but are not limited to: the cyclical nature of the Company's business; national and regional economic conditions in the U.S.; seasonality of the Company's operations; levels of construction spending in major markets; supply/demand structure of the industry; competition from new or existing competitors; unfavorable weather conditions during peak construction periods; changes in and implementation of environmental and other governmental regulations; our ability to successfully identify, complete and efficiently integrate acquisitions; our ability to successfully penetrate new markets; and other Factors disclosed in the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. In general, the Company is subject to the risks and uncertainties of the construction industry and of doing business in the U.S. The forward-looking statements are made as of this date and the Company undertakes no obligation to update them, whether as a result of new information, future events or otherwise.

The information in this Current Report on Form 8-K, including the exhibits, is furnished pursuant to Item 9 and shall not be deemed "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities under that Section. Furthermore, the information in this Current Report on Form 8-K, including the exhibits, shall not be deemed to be incorporated by reference into the filings of the Company under the Securities Act of 1933, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MMI PRODUCTS, INC.
Date: March 25, 2004	By: /s/ Robert N. Tenczar
Robert N. Tenczar, Vice President and Chief Financial Officer